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                               EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of July 1, 1999, is made and entered by and among Mark Selcow (the "Executive"), eToys Inc., a Delaware corporation ("Parent"), and BabyCenter, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Company").

                                    RECITALS

         WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of April 18, 1999 (the "Merger Agreement"), between the Company, Parent and the other parties thereto, as of the date hereof Parent has acquired the Company by way of a merger;

         WHEREAS, Parent and the Company desire to be assured of the continued provision of services by the Executive and therefore wish to have the Company employ the Executive in the capacity and on the terms set forth below;

         WHEREAS, the Executive desires to commit himself to serve the Company on the terms set forth below;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. EMPLOYMENT PERIOD. The Company shall employ the Executive and the Executive shall continue in the employ of the Company for the period commencing on the date of this Agreement, and ending on July 1, 2004, unless sooner terminated in accordance with the provisions of this Agreement or otherwise (the "Initial Term"). This Agreement may be renewed or extended for one or more additional periods after the Initial Term only by mutual written agreement to that effect by the parties (each, a "Renewal Period"); provided, that any such Renewal Period may be terminated as provided herein. The "Term" shall mean the period beginning on the date hereof and ending on the date of termination of Executive's services for the Company. Upon expiration of the Term, except as expressly set forth herein (including in Section
         6), this Agreement and all of its provisions shall terminate and shall cease to have any force or effect.

2.       DUTIES

         (a) During the Term, the Executive shall serve as the President of the Company, with such authority and duties as are assigned to him from time to time by the Board of Directors of the Company or the Board of Directors of Parent, that are consistent with the customary duties associated with such title and position. During the Term, Executive shall report to the Chief Executive Officer of Parent or the Board of Directors of the Company and/or Parent, as determined by the Company or Parent from time to time.

         (b) During the Term, the Executive shall devote substantially all his working time, attention, skill and efforts to the business and affairs of the Company,

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                  will use his best efforts to promote the success of the
                  Company's business, and shall not enter the employ of or serve as a consultant to, or in any way perform any services, with or without compensation, for any other person, enterprise, business, company, corporation, partnership, firm, association or organization.

3.       COMPENSATION AND RELATED MATTERS

         (a) SALARY. During the Term, the Executive shall receive a salary at the rate of $150,000 per annum, payable in accordance with the Company's regular payroll practices. Executive's annual base salary shall be subject to review from time to time for possible increases by the Board of Directors of the Company or of Parent. (Executive's base salary, as increased from time to time, shall be referred to as the "Base Salary.")

         (b) EXPENSES. The Company shall reimburse the Executive for all reasonable travel and other reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties under this Agreement upon evidence of payment and otherwise in accordance with the Company's procedures in effect from time to time.

         (c)      EMPLOYEE BENEFITS. During the Term, except as provided in
                  Section 2(d) below, the Executive shall be entitled to participate in or receive benefits under any employee health benefit plan or other arrangement made available by the Company or its subsidiaries to its employees ("Health Benefit Plan") on terms no less favorable than those generally applicable to other employees of the Company or its subsidiaries, subject to and on a basis consistent with the terms, conditions and overall administration of such Health Benefit Plan. The Executive shall also be entitled to participate in or receive benefits under any other employee benefit plans on terms no less favorable than those generally applicable to employees of the Company or its subsidiaries, subject to and on a basis consistent with the terms, conditions and overall administration of such other employee benefit plans.

         (d) VACATION. The Executive shall be entitled to three weeks vacation during each year of the Term.

         (e) DEDUCTIONS AND WITHHOLDINGS. All amounts payable or which become payable hereunder shall be subject to all deductions and withholding required by law.

         (f) STOCK OPTIONS. On the date hereof, the Board of Directors of Parent shall cause to be issued to Executive, from Parent's 1999 Employee Stock Option Plan, options (the "Executive Options") to purchase 150,000 shares of the common stock, par value $.0001 per share, of Parent ("Parent Common Stock"). Such options shall have an exercise price equal to the closing sales price of the Parent Common Stock on the Nasdaq National Market on the date of this Agreement. All other terms of the options, including the four-

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                  year vesting schedule, shall be as specified in the 1999
                  Employee Stock Option Plan.

         (g) ACCELERATED VESTING UNDER CERTAIN CIRCUMSTANCES. Parent agrees that, in the event of a Change of Control of Parent (as defined below), if Executive is terminated without Cause or pursuant to a Constructive Termination (each as defined below) at any time prior to the second anniversary of such Change of Control, then the vesting of all options to acquire shares of Parent Common Stock held by Executive shall be immediately accelerated and all such options shall become exercisable in full

4. TERMINATION. The Executive's services for the Company and the Term of this Agreement may be terminated under the following circumstances:

         (a) DEATH. The Executive's services hereunder shall terminate upon his death. In the case of the Executive's death, the Company shall pay to the Executive's beneficiaries or estate, as appropriate, after his death, his then current accrued and unpaid Base Salary as well as 100% of any earned and unpaid bonus for any years preceding the year of termination ("Unpaid Bonus") and other benefits and payments then due (including, without limitation, reimbursement of amounts under Section 3) to which the Executive is then entitled hereunder. Executive and his beneficiaries, as appropriate, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.

         (b)      DISABILITY

                  (i) If a Disability (as defined below) of the Executive occurs during the Term, the Company may give the Executive written notice of its intention to terminate his employment. In such event, the Executive's services with the Company shall terminate on the effective date specified in such notice. In the case of a termination as a result of a Disability, the Company shall pay to the Executive after his termination his then current accrued and unpaid Base Salary, Unpaid Bonus and other benefits and payments then due (including, without limitation, reimbursement of amounts under Section 3 to which the Executive is entitled hereunder). Executive and his beneficiaries, as appropriate, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.

                  (ii) For the purpose of this subsection 4(b), "Disability" shall mean the Executive's inability to perform his duties to the Company on a full-time basis for 90 consecutive days or a total of 120 days in any twelve month period as reasonably determined by the Board of Directors of the Company or of Parent.

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         (c)      TERMINATION BY THE COMPANY FOR CAUSE

                  The Company may terminate the Executive's services hereunder for Cause (as defined below) at any time upon written notice to the Executive. In such event, the Executive's services shall terminate on the effective date specified in such notice. In the case of the Executive's termination for Cause, the Company shall promptly pay to the Executive his then current accrued and unpaid Base Salary and other benefits and payments then due (including, without limitation, reimbursement of amounts under Section 3 (other than payments under any bonus plan for the year of termination)) to which the Executive is entitled hereunder. The Executive and his beneficiaries, as appropriate, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's services hereunder in the event the Company or Parent shall determine in good faith that any of the following has occurred: (A) acts or omissions by the Executive which constitute material misconduct or a knowing violation of a material written policy of the Company or any of its subsidiaries (provided Executive has been provided with a copy of such material written policy), (B) the Executive or any affiliated or related person or entity receiving a benefit in money, property or services from the Company or any of its subsidiaries or from another person dealing with the Company or any of its subsidiaries, in material violation of applicable law or Company policy, (C) an act of fraud, conversion, misappropriation, or embezzlement by the Executive or his conviction of, or entering a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof,
                  (D) a material breach by the Executive of any of the provisions of Section 6 or Section 7 hereof, (E) the Executive's failure or refusal (whether intentional, reckless or negligent) to perform his duties under this Agreement or
                  (F) any other breach by the Executive of this Agreement in any material respect.

         (d) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder, PROVIDED that Executive first gives the Company a written notice of termination at least 30 calendar days prior to the effective date of any such termination. In the event the Executive terminates his employment, the Company shall pay to the Executive his then current accrued and unpaid Base Salary and other benefits and payments then due (including, without limitation, reimbursement of amounts under Section 3 (other than payments under any bonus plan for the year of termination)) to which the Executive is entitled hereunder. The Executive and his beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.

         (e) TERMINATION BY THE COMPANY WITHOUT CAUSE AND CONSTRUCTIVE TERMINATION. The Company may terminate the Executive's services hereunder without Cause at any time upon 30 days' written notice to the Executive. Further, in the event that the Company either (i) requires, as a condition of his employment and without his consent, that Executive relocate outside of the

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                  San Francisco Bay Area, or (ii) re-assigns Executive to a
                  position, or delegates to Executive duties and responsibilities, that are materially less than those generally associated with the title specified in Section 2(a) hereof for an executive in a company that is reasonably comparable in size and nature of business to the Company (either clause (i) or clause (ii), a "Constructive Termination"), then Executive shall be entitled to elect to treat such events specified in clause (i) or (ii) as a constructive termination of his employment hereunder by providing written notice of such election to the Company. In the event that Executive is terminated without Cause or pursuant to a Constructive Termination as provided herein, Executive's services shall terminate on the effective date specified in the respective notice specified above, all options to acquire Parent Common Stock held by Executive will become fully vested and immediately exerciseable, and the Company shall pay to the Executive (A) his current accrued and unpaid Base Salary, Unpaid Bonus and other benefits and payments (including, without limitation, reimbursement of amounts under Section 3) to which the Executive is entitled hereunder as of such effective date and (B) either (x) if such termination occurs at any time prior to the second anniversary of the date hereof, 18 months of the Executive's then applicable Base Salary, or (y) if such termination occurs at any time from the second anniversary of the date hereof through and including the fifth anniversary of the date hereof, 12 months of the Executive's then applicable Base Salary (provided, however, that under no circumstance shall any severance payment be made in respect of any month that follows the fifth anniversary of the date hereof), in each case subject to the Executive's compliance with the terms of
                  Section 6 and Section 7 hereof. Notwithstanding the foregoing subclause (B), in the event that Executive becomes employed in a position that is reasonably comparable to his position with the Company in terms of base salary and level of duties and responsibilities, then the Company shall no longer be required to make the payments under subclause (B) from and after the date of Employee's commencement of such alternative employment. The Executive and his beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination without Cause or a Constructive Termination under this paragraph. Salary and bonus payments referred to in this Section 4(e) will be paid in accordance with Sections 3(a) and 3(c), as applicable.

5.       LIMITATIONS ON STOCK TRANSFER.

         (a) DEFINED TERMS. For purposes of this Section 5, the following terms shall have the following meanings:

                  "Change of Control" shall mean (a) a sale of all or substantially all of the assets of Parent or (b) a merger, consolidation, reorganization, combination or other comparable business transaction involving Parent following which the shareholders of Parent immediately prior to such transaction cease to own at least a majority of the outstanding voting power of all classes of Parent capital stock following such transaction.

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                  "Exchange Ratio" shall have the meaning specified therefor in the Merger Agreement.

                  "Subject Shares" means a number of shares of Parent Common Stock owned by Executive as of the date hereof equal to the product of (A) 875,198 MULTIPLIED BY (B) the Exchange Ratio MULTIPLIED BY (C) 0.666667, rounded down to the nearest even number. The number of Subject Shares shall be adjusted from time to time to reflect any stock split, stock dividend, reverse stock split or other comparable transaction of Parent following the date hereof, and such adjusted number of shares shall be subject to the terms of this Section 5.

                  "Transfer" means to sell, offer to sell, contract to sell, assign, pledge, hypothecate, transfer, exchange, grant any option to purchase or otherwise transfer or dispose of.

         (b)      LIMITATION ON TRANSFERS OF SUBJECT SHARES.

                  (i) LOCK-UP. Executive hereby agrees that, without Parent's prior written consent, he will not, directly or indirectly, Transfer (A) any of the Subject Shares at any time prior to the first anniversary of the date of this Agreement or (B) more than one-half of the Subject Shares at any time from the first anniversary of the date of this Agreement through and including the second anniversary of the date of this Agreement; PROVIDED, HOWEVER, that the foregoing provisions shall become null and void and of no further force or effect in the event that (i) Parent terminates Executive without Cause or pursuant to a Constructive Termination or (ii) Parent experiences a Change of Control.

                  (ii) STOP TRANSFER; LEGEND. Executive hereby agrees and consents to the entry of stop transfer instructions by Parent against the Transfer of the Subject Shares consistent with the terms of this Section 5. In addition, Executive hereby agrees and consents to the placement of a legend on any certificate representing the Subject Shares stating that the Transfer of such Subject Shares is restricted by the terms of this Agreement.

                  (iii) NO OWNERSHIP INTEREST BY PARENT. Nothing contained in this Section 5 shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights of ownership and economic benefits of and relating to the Subject Shares, including, without limitation, the right to vote the Subject Shares and to receive dividends thereon, shall remain and belong to Executive, subject only to the Transfer restrictions contained in this Section 5.

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         (c)      CERTAIN TRANSFERS OF SHARES OF PARENT COMMON STOCK. Executive
                  agrees that, if Executive elects at any time to Transfer 100,000 or more shares of Parent Common Stock in any single transaction or series of related transactions, then Executive and Parent will retain a nationally recognized investment banking firm, which shall be approved in writing by both Executive and Parent, such approval not to be unreasonably withheld by either party (the "Investment Bank"). Executive and Parent will request that the Investment Bank provide Executive and Parent with advice regarding the manner of Transferring the respective shares that will most effectively achieve the two goals of maximizing Executive's price for the respective shares and minimizing any negative impact of such Transfer on the public trading price of Parent Common Stock. Each of Executive and Parent agrees to follow such advice of the Investment Bank in connection with any such Transfer; provided that, if the Investment Bank recommends a registered, underwritten secondary offering of the respective shares, then Parent shall be entitled to decline to follow such advice, in which event Executive shall be entitled to sell the respective shares in a manner designed solely to maximize the price paid to Executive for the respective shares. All sales commissions payable to the Investment Bank in connection with any Transfer under this paragraph shall be paid by Executive, and the reasonable expenses of the Investment Bank in connection with providing such services to Executive and Parent will be paid by Parent.

6.       CONFIDENTIAL AND PROPRIETARY INFORMATION.

(a) The parties agree and acknowledge that during the course of the Executive's employment, the Executive has been given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding Parent, the Company and their subsidiaries (which includes but is not limited to all of its business units, divisions and subsidiaries) and their business, equipment, products and employees, including, without limitation: the identities of Parent's and the Company's and their subsidiaries' customers and key accounts and potential customers and key accounts (hereinafter referred to collectively as "Customers"), including, without limitation, the identity of Customers the Executive cultivates or maintains while providing services at Parent, the Company or any of their subsidiaries using Parent's the Company's, or any of their subsidiaries' products, name and infrastructure, and the identities of contact persons at those Customers; the particular preferences, likes, dislikes and needs of those Customers and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; Parent's and the Company's and their subsidiaries' business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of Parent's and the Company's and their subsidiaries' licensors, vendors and other suppliers and the identities of Parent's and the Company's and their subsidiaries' contact persons at such licensors, vendors and other suppliers; the identities of Parent's and the Company's and their subsidiaries' key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business

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         information concerning or relating to the Parent and the Company or any of their subsidiaries and their business, operations, financial condition, results of operations and prospects. The Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company and its subsidiaries, and not for any other purpose, including, without limitation, not in any way or for any purpose detrimental to Parent, the Company or any of their subsidiaries. The Executive shall not at any time, either during the course of his employment hereunder or after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets and confidential information, and, except as required by law, the Executive shall not disclose such trade secrets and confidential information, directly or indirectly, to any other person or entity; PROVIDED THAT the obligations under this sentence will not be construed to restrict the Executive from calling on or otherwise maintaining a relationship with Customers or suppliers of Parent, the Company or any of their subsidiaries during or after the termination of the Executive's employment with the Company. Trade secret and confidential information hereunder shall not include any information which (i) is already in or subsequently enters the public domain, other than as a result of any direct or indirect disclosure by the Executive, (ii) becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its subsidiaries, PROVIDED THAT such source is not subject to a confidentiality agreement or other obligation of secrecy or confidentiality (whether pursuant to a contract, legal or fiduciary obligation or duty or otherwise) to the Company or any of its subsidiaries or any other person or entity or (iii) is approved for release by the Company or any of its subsidiaries or which the Company or any of its subsidiaries makes available to third parties without an obligation of confidentiality.

(b) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which the Executive shall prepare or receive in the course of his employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by Parent, the Company or any of their subsidiaries are and shall remain the sole and exclusive property of the Company and its subsidiaries, as applicable. The Executive shall not remove from the Company's premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his duties to the Company or any of its subsidiaries and all such property (except for any items of personal property not owned by the Company or any of its subsidiaries), materials and information in his possession or under his custody or control upon the termination of his employment shall be immediately turned over to the Company and its subsidiaries, as applicable.

(c) All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by the Executive during the period of his employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of Parent, the Company or any of their subsidiaries which result from or are suggested by any work the Executive may do for Parent, the Company or any of their subsidiaries or which result from use of Parent's, the Company's or any of their subsidiaries' premises or property (collectively, the "Developments") shall be the sole and exclusive property the Company and its subsidiaries, as applicable. The Executive assigns and transfers to the Company his entire right and interest in any such Development, and the Executive shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its subsidiaries may reasonably request. This paragraph does not apply to any inventions which the Executive made prior to his employment by the Company (all of which are listed on Exhibit A, which the Executive has attached hereto).

(d) The provisions of this Section 6 shall survive any termination of this Agreement and termination of the Executive's employment with the Company for any reason or no reason.

7. NO SOLICITATION OF EMPLOYEES. The Executive acknowledges and agrees that he has gained and during the time of his employment with the Company, will gain, valuable information about the identity, qualifications and on-going performance of the employees of Parent, the Company and their subsidiaries. During the Term and for a period of one year thereafter, except pursuant to Executive's duties as an employee of the Company, the Executive shall not directly or indirectly (i) seek to hire or employ any of Parent's, the Company's or any of their subsidiaries' employees, (ii) solicit or encourage any such employee to seek or accept employment with any other person or entity or (iii) disclose any information, except as required by law, about such employee to any prospective employer.

8. INJUNCTIVE RELIEF. The Executive and the Company (a) intend that the provisions of Sections 6 and 7 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 6 and 7 are reasonable and necessary to protect the legitimate interests of Parent, the Company and their business and (c) agree that any violation of
         Section 6 or 7 will result in irreparable injury to Parent, the Company and their subsidiaries, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to Parent, the Company and their subsidiaries for such a violation. Accordingly, the Executive agrees that if the Executive violates the provisions of Section 6 or 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

9. ASSIGNMENT; SUCCESSORS AND ASSIGNS. The Executive agrees that he shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall the Executive's rights hereunder be subject to encumbrance of the claims of creditors. Any purported assignment, transfer, delegation, disposition or encumbrance in violation of this
         Section 9 shall be null and void and of no force or effect. Nothing in this Agreement shall prevent the consolidation or merger of Parent or the Company with or into any other entity, or the sale by Parent or the Company of all or any portion of its properties or assets, or the assignment by Parent or the Company of this Agreement and the performance of the Company's obligations hereunder to any successor in interest or any affiliated entity, and the Executive hereby consents to any and all such assignments. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and, except as expressly provided herein, no other person or entity shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

10. GOVERNING LAW; JURISDICTION AND VENUE, WAIVER OF JURY TRIAL. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in the federal courts located in Los Angeles, California, unless subject matter jurisdiction is lacking, in which case suit may be brought in the state courts located in Los Angeles, California. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11. SEVERABILITY OF PROVISIONS. In the event that any provision or any portion thereof should ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitations permitted by applicable law, as determined by such court in such action, then such provisions shall be deemed reformed to the maximum time or other limitations permitted by applicable law, the parties hereby acknowledging their desire that in such event such action be taken. In addition to the above, the provisions of this Agreement are severable, and the invalidity or unenforceability of any provision or provisions of this Agreement or portions thereof shall not affect the validity or enforceability of any other provision, or portion of this Agreement, which shall remain in full force and effect as if executed with the unenforceable or invalid provision or portion thereof eliminated. Notwithstanding the foregoing, the parties hereto affirmatively represent, acknowledge and agree that it is their intention that this Agreement and each of its provisions are enforceable in accordance with their terms and expressly agree not to challenge the validity or enforceability of this Agreement or any of its provisions, or portions or aspects thereof, in the future. The parties hereto are expressly relying upon this representation, acknowledgement and agreement in determining to enter into this Agreement.

12. WARRANTY. As an inducement to the Company to enter into this Agreement, the Executive represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his power, right or ability to enter into this Agreement and to perform his or her duties and obligations hereunder. As an inducement to the Executive to enter into this Agreement, Company represents and warrants that the person signing this Agreement for the Company has been duly authorized to do so by all necessary corporate action and has the corporate power and authority to execute this Agreement on the Company's behalf. The execution and delivery of this Agreement and the consummation of the transactions contemplated have been duly and effectively authorized by all necessary corporate action of the Company.

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13.      NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

         If to the Company:

         (a)      BabyCenter, Inc.
                  c/o eToys Inc.
                  3100 Ocean Park Blvd., Suite 300
                  Santa Monica, CA  90405
                  Attention: Chief Financial Officer
                  Telephone No. 310-664-8100
                  Telecopy No. 310-664-8101

                  with a copy to:

                  Irell & Manella LLP
                  333 South Hope Street
                  Suite 3300
                  Los Angeles, California  90071
                  Attention:  Anthony T. Iler
                  Telephone No.  (213) 620-1555
                  Telecopy:  (213) 229-0515

         (b)      if to the Executive, to:

                  Mark Selcow
                  357 Mississippi Street
                  San Francisco, CA  94107

         or to such other place and with other copies as either party may designate as to itself or himself by written notice to the others.

14. CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same Agreement.

16. ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede, and may not be contradicted by, modified or supplemented by, evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statements of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

17. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by the then existing parties hereto. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

18. REPRESENTATION OF COUNSEL; MUTUAL NEGOTIATION. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's-length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.

                               [signature page to follow]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                      BabyCenter, Inc.



                                      By: Matthew Glickman
                                          Name: Matthew Glickman
                                          Title:  CEO



                                      eToys Inc.



                                      By: /s/ Steven J. Schoch
                                           Name: Steven J. Schoch
                                           Title:  Senior Vice President and
                                                   Chief Financial Officer



                                      EXECUTIVE



                                      Mark Selcow

                                           Name: Mark Selcow

                                   Exhibit A


                       INVENTIONS MADE PRIOR TO EMPLOYMENT


Not Applicable